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CONTACT:  Investors:  Joe Fernandes               Media:  Jerri Fuller Dickseski
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                       NEWPORT NEWS SHIPBUILDING ANNOUNCES
           $100 MILLION SHARE REPURCHASE PROGRAM AND REGULAR DIVIDEND


         NEWPORT NEWS, Va., February 1, 2000 - Newport News Shipbuilding  (NYSE:
NNS) announced today that its Board of Directors has approved a $100 million share repurchase program to supplement the $100 million program authorized in June 1999. The new authorization will be implemented over the 2000 - 2001 time period through open market and privately negotiated transactions and will give the company the ability to repurchase ten percent of its currently outstanding shares. The Company has repurchased almost three million shares under the prior authorization.

         "We continue to believe that buying back stock represents a smart and effective use of cash," said William P. Fricks, Chairman and Chief Executive Officer. "Our goal is to redeploy cash to enhance shareholder value, and our repurchase program certainly meets that test as it is significantly accretive to earnings. We are fortunate to have strong and predictable cash flows that allow us to successfully engage in share repurchase programs."

         In addition to the repurchase program, the Board of Directors declared a dividend of $0.04 per share on the issued and outstanding common stock of the company. The dividend will be paid on or about February 21, 2000 to shareholders of record as of February 11, 2000. This is the thirteenth consecutive regular dividend declared since Newport News became an independent company in December 1996.

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         Newport  News  Shipbuilding  designs  and  constructs  nuclear  powered aircraft carriers and submarines for the U.S. Navy and provides lifecycle maintenance services for ships in the Navy fleet. The Company employs 17,300 people, and has annual revenues of approximately $1.9 billion.